Exhibit 99.1

FOR RELEASE AT 5:00 AM CT:	FOR FURTHER INFORMATION:
Thursday, November 20, 2014	Rich Sheffer (952) 887-3753

DONALDSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS (November 20, 2014) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2015 first quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended October 31
	2014	2013	Change
Net sales	$597	$599	—%
Net earnings	56	62	(9%)
Diluted EPS	$0.40	$0.41	(2%)

“We had solid growth from our Engine Aftermarket and On-Road businesses which increased in local currencies by 9 and 17 percent, respectively. However, these strong sales increases were partially offset by a 16 percent local currency decrease from Off-Road Products, as a result of weaker conditions in the global agriculture and Asia Pacific construction and mining markets. In addition, our first quarter sales were challenged by a 2 percent translation impact from the stronger U.S. dollar against most other major currencies and also as some large Gas Turbine projects originally planned to ship were rescheduled by our Customers to ship in our second quarter,” said Bill Cook, Donaldson’s CEO.

“We are excited to have completed the acquisition of Northern Technical during our first quarter. Due to the timing of this acquisition closing, Northern Technical’s sales were less than $1 million in our quarter. Within this fiscal year, we anticipate Northern Technical sales to be $17 to $20 million and for it to be accretive to earnings.”

“We have updated our outlook for FY15 to include Northern Technical but to also reflect current weak conditions in our Off-Road Products and an ongoing translation impact from the stronger U.S. dollar. Overall, we are expecting our full year sales to increase between 1 and 5 percent and to achieve record sales of over $2.5 billion. The combination of this sales record and our ongoing focus on operational performance should deliver record FY15 EPS of between $1.77 and $1.97 per share, excluding restructuring and pension lump sum settlement expenses.”

“While current conditions in some of our end markets remain mixed, we will continue to make our key long-term investments and utilize our well diversified portfolio of global filter businesses as we execute our plan to grow to $5 billion in revenues by FY21.”

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Donaldson Company, Inc.
November 20, 2014

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $11.1 million, or 1.9 percent, during the first quarter. The impact of foreign currency translation decreased reported net earnings by $1.2 million, or 1.9 percent.

Gross margin was 35.0 percent versus 35.8 percent in last year’s first quarter. The year-over-year decrease is primarily attributable to the negative impact of lower fixed cost absorption due to a decrease in our production volumes, primarily outside the U.S. These decreases were partially offset by benefits from our ongoing Continuous Improvement initiatives and the positive mix impacts from our higher aftermarket sales.

Operating expenses for the quarter were $132.1 million, up 7.7 percent from the prior year’s $122.6 million. The increase was primarily attributable to higher compensation expenses, employee benefit costs in the U.S., and our Global ERP Project. Amortization and integration expenses related to our acquisition of Northern Technical were approximately $1 million in the quarter.

Our operating margin for the quarter was 12.9 percent, down 240 basis points from the prior year.

Our effective tax rate for the quarter was 27.6 percent, compared to a prior year rate of 32.2 percent. Last year’s first quarter included $2.1 million of tax expense primarily related to an intercompany dividend, while we had a favorable shift in the mix of earnings between tax jurisdictions in this year’s first quarter.

As part of our ongoing share repurchase program we repurchased 3,342,000 shares, or 2.3 percent of our diluted outstanding shares, for $134.3 million during the quarter.

FY15 Outlook

•	We now project our Company’s sales to be between $2.50 and $2.60 billion, or an increase of 1 to 5 percent. Our forecast is based on the Euro at US$1.25 and 112 Yen to the US$.

•

Our full-year operating margin forecast is 13.9 to 14.7 percent. Included in this forecast is approximately $10 million in operating expense increases for our Global ERP Project and targeted sales growth initiatives. This excludes approximately $5 million of forecasted restructuring charges as a result of the announced closing of our Grinnell, Iowa, muffler plant and approximately $4 million in our second quarter related to lump sum settlements accepted by certain participants of our U.S. pension plans.

•	Our FY15 tax rate is anticipated to be between 27 and 30 percent.

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Donaldson Company, Inc.
November 20, 2014

•	We forecast our full year FY15 EPS to be between $1.77 and $1.97, excluding the restructuring and pension lump sum settlements discussed above.

•	The Company projects that cash generated by its operating activities will be between $275 and $315 million. Capital spending is estimated to be between $90 and $100 million.

Engine Products: We forecast our FY15 sales growth rate to be between 0 and 3 percent, including the impact of foreign currency translation.

•	Our On-Road OEM Customers are expecting to increase production of heavy- and medium-duty trucks in 2015.

•

Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of construction equipment are expected to improve with North America forecasted to be the strongest region, build rates of agriculture equipment are forecasted to decrease in all regions, and build rates of mining equipment are expected to remain weak.

•

We are anticipating continued strong growth for our Engine Aftermarket business. Utilization rates for off-road equipment and on-road heavy truck fleets are expected to continue improving. We should also benefit from our continued expansion into emerging economies, the increasing number of first-fit systems installed in the field with our proprietary filters, and through continued expansion of our product portfolio.

•

We forecast a mid-single digit sales increase for our Aerospace and Defense business compared to last year as the continued slowdown in U.S. military activity should be offset by growth from our commercial aerospace sales.

Industrial Products: We forecast sales to increase 5 to 9 percent, including the impact of foreign currency translation and the addition of the Northern Technical acquisition into our Gas Turbine business.

•

Our Industrial Filtration Solutions’ sales are projected to increase 1 to 5 percent. We anticipate our replacement filter sales will remain strong due to improving general manufacturing conditions, while our new filtration system sales are forecasted to grow due to an improvement in new manufacturing capital spending and from our recent new product introductions.

•

We anticipate our Gas Turbine sales will increase 25 to 30 percent due to an expected improvement in the large turbine power generation market. This forecast includes $17 to $20 million from the Northern Technical acquisition, which was completed in September.

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Donaldson Company, Inc.
November 20, 2014

•	We forecast our Special Applications’ sales to be steady with improved demand for our semiconductor and venting products being offset by slightly lower membrane and hard disk drive filter sales.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,700 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
November 20, 2014

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31
	2014	2013
Net sales	$596,510	$599,384

Cost of sales	387,458	384,990

Gross profit	209,052	214,394

Operating expenses	132,080	122,647

Operating income	76,972	91,747

Other income, net	(3,825)	(1,654)

Interest expense	3,514	2,614

Earnings before income taxes	77,283	90,787

Income taxes	21,336	29,195

Net earnings	$55,947	$61,592

Weighted average shares Outstanding	139,581,380	147,323,138

Diluted shares outstanding	141,480,267	149,360,875

Net earnings per share	$0.40	$0.42

Net earnings per share assuming dilution	$0.40	$0.41

Dividends paid per share	$0.165	$0.130

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Donaldson Company, Inc.
November 20, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	October 31 2014	July 31 2014
ASSETS

Cash and cash equivalents	$192,454	$296,418
Short-term investments	75,146	127,201
Accounts receivable, net	429,000	474,157
Inventories, net	278,866	253,351
Prepaids and other current assets	92,758	74,150

Total current assets	1,068,224	1,225,277

Other assets and deferred taxes	329,346	265,469
Property, plant, and equipment, net	472,428	451,665

Total assets	$1,869,998	$1,942,411

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$197,137	$216,603
Employee compensation and other liabilities	176,305	205,936
Short-term borrowings	272,894	185,303
Current maturity long-term debt	1,748	1,738

Total current liabilities	648,084	609,580

Long-term debt	241,918	243,726
Other long-term liabilities	87,447	86,622

Total liabilities	977,449	939,928

Equity	892,549	1,002,483

Total liabilities and equity	$1,869,998	$1,942,411

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Donaldson Company, Inc.
November 20, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31
	2014	2013
OPERATING ACTIVITIES

Net earnings	$55,947	$61,592
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18,129	16,267
Changes in operating assets and liabilities	(26,628)	20,481
Tax benefit of equity plans	(2,257)	(3,408)
Stock compensation plan expense	1,642	1,936
Loss on sale of businesses	—	905
Other, net	2,497	1,146
Net cash provided by operating activities	49,330	98,919

INVESTING ACTIVITIES

Net expenditures on property and equipment	(26,957)	(20,530)
Net change in short-term investments	45,526	(33,402)
Acquisitions, net of cash acquired	(97,619)	—
Net cash used in investing activities	(79,050)	(53,932)

FINANCING ACTIVITIES

Purchase of treasury stock	(134,318)	(12,132)
Net change in debt and short-term borrowings	87,794	(4,141)
Dividends paid	(23,028)	(19,000)
Tax benefit of equity plans	2,257	3,408
Exercise of stock options	2,490	7,460
Net cash used in financing activities	(64,805)	(24,405)

Effect of exchange rate changes on cash	(9,439)	2,810

Increase/(Decrease) in cash and cash equivalents	(103,964)	23,392

Cash and cash equivalents – beginning of year	296,418	224,138

Cash and cash equivalents – end of period	$192,454	$247,530

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Donaldson Company, Inc.
November 20, 2014

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2014:
Net sales	$390,720	$205,790	—	$596,510
Earnings before income taxes	53,160	27,643	(3,520)	77,283

3 Months Ended October 31, 2013:
Net sales	$389,116	$210,268	—	$599,384
Earnings before income taxes	62,073	31,143	(2,429)	90,787

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31
	2014	2013
Engine Products segment:
Off-Road Products	$73,554	$89,213
On-Road Products	36,757	32,489
Aftermarket Products	256,539	238,872
Aerospace and Defense Products	23,870	28,542
Total Engine Products segment	$390,720	$389,116

Industrial Products segment:
Industrial Filtration Solutions Products	$130,530	$131,431
Gas Turbine Products	31,030	34,640
Special Applications Products	44,230	44,197
Total Industrial Products segment	$205,790	$210,268

Total Company	$596,510	$599,384

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Donaldson Company, Inc.
November 20, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended October 31
	2014	2013

Net cash provided by operating activities	$49,330	$98,919
Net capital expenditures	(26,957)	(20,441)
Free cash flow	$22,373	$78,478

Net earnings	$55,947	$61,592
Income taxes	21,336	29,195
Interest expense	3,514	2,614
Depreciation and amortization	18,129	16,267
EBITDA	$98,926	$109,668

Prior year net sales	$599,384	$588,947
Change in net sales, excluding foreign currency translation	8,267	17,225
Foreign currency translation	(11,141)	(6,788)
Current year net sales	$596,510	$599,384

Prior year net earnings	$61,592	$54,113
Change in net earnings, excluding foreign currency translation	(4,452)	7,933
Foreign currency translation	(1,193)	(454)
Current year net earnings	$55,947	$61,592

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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